Exhibit 99.1

Zapata Quantum to Present at the Global Technology Virtual Investor Conference July 9th

CEO Sumit Kapur will discuss highlights including the Company's NVIDIA collaboration and quantum cancer research recognized as a Nature Biotechnology Top 10

BOSTON, Massachusetts – July 7, 2026 – Zapata Quantum (OTCQB: ZPTA) (“Zapata” or the “Company”) today announced that its CEO, Sumit Kapur, will present live at the Global Technology Virtual Investor Conference hosted by Virtual Investor Conferences and OTC Markets this Thursday, July 9, 2026.

Date: July 9

Time: 10:30 a.m. ET

Link: Zapata Quantum’s Presentation

Kapur will be available for one-on-one meetings on July 10 from 10 a.m. to 12 p.m. ET, and July 14 from 11 a.m. to 1 p.m. ET. Scheduling is available through this link.

This will be a live, interactive online event where investors are invited to ask the company questions in real-time. If attendees are unable to join the event live on the day of the conference, an archived webcast will also be made available after the event.

It is recommended that online investors pre-register and run the online system check to expedite participation and receive event updates.

Learn more about the event at www.virtualinvestorconferences.com.

Recent Company Highlights

•	Collaboration with NVIDIA to apply agentic AI to accelerate quantum algorithm development: The initiative targets the creation of a scalable automated system for quantum resource estimation, a major bottleneck in quantum application development.

•	Groundbreaking quantum-enabled drug discovery research recognized as one of the Top 10 Papers of 2025 by Nature Biotechnology: The study, co-authored with Dana-Farber Cancer Institute, University of Toronto, and Insilico Medicine, provides a proof point of Zapata’s capabilities and quantum computing’s transformative potential to generate viable drug candidates in the biotech domain.

•	Successful restructuring capped by $15 million fundraise led by Triatomic Capital: The Company has also expanded its leadership team with quantum software pioneers including Yudong Cao, former Head of Quantum at BCG X, as CTO.

About Virtual Investor Conferences®

Virtual Investor Conferences (VIC) is the leading proprietary investor conference series that provides an interactive forum for publicly traded companies to seamlessly present directly to investors.

Providing a real-time investor engagement solution, VIC is specifically designed to offer companies more efficient investor access. Replicating the components of an on-site investor conference, VIC offers companies enhanced capabilities to connect with investors, schedule targeted one-on-one meetings and enhance their presentations with dynamic video content. Accelerating the next level of investor engagement, Virtual Investor Conferences delivers leading investor communications to a global network of retail and institutional investors.

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About Zapata Quantum

Zapata Quantum is a leading hardware-agnostic, pure-play quantum software company focused on accelerating quantum application development. With a portfolio of more than 60 granted and pending patents developed over seven years, Zapata supports applications across cryptography, pharmaceuticals, finance, materials discovery, defense, and more. The Company is the only organization to have participated across all technical areas of DARPA’s Quantum Benchmarking program and has worked with Fortune 500 enterprises and government agencies to translate quantum advances into real-world impact. The Company’s study demonstrating the potential of quantum-enabled drug discovery was recognized as one of Nature Biotechnology’s Top 10 Papers of 2025. For more information, visit ZapataQuantum.com.

CONTACTS:

HKA Marketing Communications

Taylor White

Account Manager

(714) 426-0444

taylor@hkamarcom.com

Virtual Investor Conferences

Greg Young

VP Corporate Services

OTC Markets Group

(212) 652-5958

greg@otcmarkets.com

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